Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th quarter 2021

January 27, 2022  // 10:00 am (CST)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman of the Board

Craig W. Kliethermes — President and Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant — Vice President, Chief Financial Officer

Aaron P. Diefenthaler — Vice President, Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation
Cullen Johnson	B. Riley FBR, Inc.
Meyer Shields	Keefe Bruyette Woods, Inc.
Mark Dwelle	RBC Capital Markets LLC

RLI CORP.

Moderator: Aaron Diefenthaler

January 27, 2022

10:00 a.m. (CST)

Operator: Good day, and welcome to the RLI Fourth Quarter Earnings Teleconference. [Operator Instructions]

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties, which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K as supplemented in Forms 10-Q, all of which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth quarter results.

During the call, RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com. I will now turn the conference over to RLI's Vice President and Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead. It is now my pleasure to turn the conference over to Mr. Aaron Diefenthaler. Sir, please begin.

Aaron Diefenthaler: Thank you, Lydia. Good morning, and welcome to RLI's final earnings call for 2021. Joining us today are Craig Kliethermes, President and CEO; Jen Klobnak, Chief Operating Officer; Todd Bryant, Chief Financial Officer; and Jon Michael, Chairman. Todd will lead us off with relevant financial highlights. Craig and Jen will follow with additional comments on our product portfolio and the current market environment. We will then open the call to questions, and Jon will close with some final thoughts. Todd?

Todd Bryant: Thanks Aaron.  Good morning everyone. Yesterday, we reported fourth quarter operating earnings of $1.26 per share. The quarter's results reflect very low weather-related losses in our Property segment, modestly improved underlying loss ratios in our Casualty and Surety segments, and continued favorable benefits from prior year's loss reserves. All in, we posted a combined ratio of 80.7 for the quarter and experienced continued growth in top line, which was up 12% in the quarter. On a full year basis, we posted an 86.8 combined ratio and grew premium 19%. Investment income advanced 7.7% in the quarter and closed the year up 1.4%. Continued strong operating cash flow, $104 million in the quarter and $385 million for the year, have been additive to our invested asset base. Realized gains were $12 million in the quarter, while changes in unrealized gains and losses on equity securities totaled $36 million as the market rallied further to close the year. As mentioned on prior calls, large movements in equity prices between periods could have a significant impact on net earnings, which you can see in the comparative quarterly and year-to-date results. The combination of solid underwriting investment results pushed book value per share of $27.14, up 20% from year-end 2020, inclusive of dividends.

Craig and Jen will talk more about premium in a minute, but at a high level, all 3 segments experienced growth as we continue to benefit from favorable market conditions in most areas of our business. From an underwriting income perspective, the quarter's combined ratio, as I mentioned, was 80.7 compared to 88 a year ago. Our loss ratio declined 6.6 points due largely to benign catastrophe activity during the fourth quarter of 2021. From a prior year's reserves perspective, both fourth quarters benefited from a similar amount of favorable development. Casualty posted $26 million of favorable loss emergence across the majority of product lines and over multiple accident years, while Surety posted $3 million in favorable emergence. Given the short tail nature of Surety, the majority of favorable emergence was on the 2020 accident year.

Moving to expenses. Compared to last year, our quarterly expense ratio decreased 0.7 points to 41.5. This was, however, elevated from our trend through the first 3 quarters of 2021. The upward movement is largely reflective of increased performance and incentive-related amounts, which as discussed before, are driven by combined ratio, operating return on equity, and growth in book value. On a full year basis, our expense ratio declined 0.5 points to 40.3, reflective of improved leverage on our expense base as net premiums earned grows.

Turning to investments. We realized 1.5% total return for the quarter and 4.7% on the year. Robust equity returns more than offset price declines in fixed income which fell on a move higher in market yields throughout the year. We remain content to keep putting significant levels of operating cash flow to work, a strategy that helped turn the investment income tide in the quarter. Apart from capital markets exposure, investee earnings were up considerably from the comparable period in 2020, with Maui Jim and Prime contributing $3.1 million and $5.3 million, respectively. On a combined basis, investee earnings totaled $37 million for the full year. As we've talked about before, while not core to operations, continue to be a benefit to earnings. All in all, a very good quarter and a strong finish to the year. And with that, I'll turn the call over to Craig. Craig?

Craig Kliethermes:  Thank you Todd.  And good morning, everyone. A great quarter to finish a very good year.

The RLI team delivered once again for all of our stakeholders. As Todd mentioned, we achieved an 81 combined ratio for the quarter and an 87 for the year. This marks our 26th consecutive year of underwriting profitability. The consistent results and value that we deliver to our shareholders is directly correlated to our customer focus, hallmark underwriting discipline, and ownership culture. With this in mind, we delivered 12% top line growth for the quarter and 19% for the year. The quarterly growth we reported is more representative of the underlying momentum when taking into account the rebound of our public transportation business this year.

Growth in underwriting profitability were realized across all segments and all major products in our portfolio. Recent catastrophe activity, rising labor, material and social inflation as well as rising reinsurance costs should provide continued pressure on rate levels going forward. We believe this is a market we can thrive in as rates are still moving up broadly, but requires good underwriting selection to differentiate and truly understand the risk-reward equation. We think that the strong collaboration between our underwriters, claims, and analytical teams results in some advantage in our favor.

I will now introduce Jen Klobnak, a 20-year veteran of RLI and our Chief Operating Officer, who will provide more detail on our segment results.

Jen Klobnak: Thank you, Craig, and good morning, everybody. Starting with Casualty, we produced an 87 combined ratio. Most of the products in this segment contributed to our top line growth of 9% for the quarter. Rates were up 6% overall. This is slightly lower than last quarter and is primarily driven by our executive products group, which is our D&O portfolio. Their rates are still up double digits, but the increases are more moderate than the significant highs of the last couple of years. In fact, nearly all Casualty products are still achieving positive rates in the mid-single-digits range. Premium growth was most notable in our personal umbrella, excess liability, and transportation lines. Personal umbrella continues to benefit from marketing and technology investments we've made as well as annual filed rate increases. Our excess liability product focuses on the construction space, which continues to experience project delays throughout the pandemic. We are benefiting from competitors continuing to provide lower limits than in the past, which creates opportunities for us to participate. Transportation grew 10%, including a 6% rate change. We continue to see the exposure returning in the public space as school buses and charter buses come back into service. Transportation claims are also increasing, but they have not returned to 2019 levels. This is a trend we're watching closely.  The Casualty portfolio is performing really well overall. We achieved 16% growth for the year on an 85 combined ratio. On January 1, we renewed reinsurance treaties that support much of this portfolio. We saw mid-single-digit rate increases, and we characterize the reinsurance market as rational.

Turning to Property. This segment drove the difference in our results due to the lack of catastrophe losses in the fourth quarter of 2021 compared to the prior fourth quarter. The segment produced a 69 combined ratio and grew by 23%. Rates were up 7% for the quarter. The market in this segment continues to be challenged by losses, which we believe will support continued rate increases. Competitors are selling shorter limits than in the past, which creates room for us to participate on the insurance tower. E&S property premiums grew by 34% in the quarter. We realized increased rates, witnessed rising building valuations, and saw reduced capacity from our MGA and carrier competitors. All of these changes improve our opportunity in this space. All products in this segment saw an increase in submissions this quarter and for the full year. All of the products also contributed to the 29% growth in premium for the year. To support Property’s growth, we purchased $100 million of additional catastrophe reinsurance limits effective January 1. The reinsurance treaty structures are largely the same as prior years, although we did see mid-single-digit, risk-adjusted rate increases on the renewals. We have made active use of reinsurance in the last couple of years, so we expected to see these cost increases.

Finally, Surety produced a very positive quarterly result with a 71 combined ratio. Premium grew 7% with all products contributing. The small miscellaneous business is very competitive as other sureties are decreasing rates and increasing their commissions. Our focus on service and technology has helped us win and retain business. The larger commercial business grew organically, the result of strong producer relationship and consistent appetite. For contract surety, labor shortages and material delays are lengthening projects and reducing the near-term needs for bonds to support new projects. Here, premium grew by 3% in the quarter. After recognizing some loss activity earlier this year, strong fourth quarter resulted in a really good 80 combined ratio for the year for this segment.

Overall, very strong underwriting performance for the year, and I want to thank our underwriting, claims, and support teams for their outstanding efforts. And now I'll turn the call back over to Craig.

Craig Kliethermes: Thank you, Jen, and I want to thank all of our associates for delivering differentiating results once again. Our portfolio of products is in good order, and our specialty footprint is broad. We are ready and willing to continue growing profitability where disruption and opportunities exist. I want to close by recognizing Jonathan Michael, who's very special to our organization. Jon retired at the end of 2021. These results represent his last quarter at the helm and are also emblematic of his track record of success during his 21-year tenure as CEO. Jon has provided exemplary leadership to RLI, to our industry, and our community. I would like to recognize just a few milestones during his tenure.

RLI produced an underwriting profit in every year he was CEO and reported underwriting profits in 81 out of his 84 quarters as our leader, which is a remarkable 964 batting average. This has translated to total shareholder return over his tenure of over 2,100% or approximately 16% annually, which far exceeds any comparable benchmarks. I know Jon would agree that good consistent results don't come without having great teammates with common goals, shared values, and an ownership mindset. I want to thank Jon for his stewardship of our culture and leading our evolution from a contact lens insurance company into one of the most unique and successful companies in the specialty property and casualty insurance industry.

Time changes, but some things remain constant. Jon built upon, improved and involved what our Founder, Jerry Stevens, created. As we move forward, we will continue to hold true to what differentiates and makes RLI special, while adapting to changing market and customer needs to remain competitive. Our commitment to providing great service and building relationships with our customers while maintaining our underwriting discipline will not change, and we will never be complacent or satisfied with the status quo. Rest assured, we will continue to evolve our company while staying true to the thing that makes us different because being different works. Thank you, Jon, and thank you, everyone, for joining us this morning. I'll now turn it over to the moderator to open up for questions.

Operator: [Operator Instructions]. Our first question comes from Cullen Johnson of B. Riley Securities.

Cullen Johnson: [indiscernible] property, but still mid-single digit in Casualty and Surety. Would you expect property to kind of continue to be the leader here at least in the near term?

Jen Klobnak: Cullen, this is Jen. I think the beginning of your question was cut off a bit, but I'm assuming you're talking about growth by segment and premium or -- just to clarify?

Cullen Johnson: Sure. Yes. So with rate increases in property kind of being the highest, but still solid in Casualty and Surety, do you expect that trend to kind of persist in the near term?

Jen Klobnak: Cullen, this is Jen. I would say that a lot of it will depend on how everyone reacts to the January 1 reinsurance renewal. Obviously, a lot of people placed the renewals January 1, and I'm sure there was a lot of change in what people purchased and how much they paid. So my expectation would be that property would continue to have some support because I know, obviously, we paid a little bit more, and I would expect everyone else did as well. On the Casualty side, that market seems to be a little more reasonable, but yet, the reinsurers are charging more for specialty auto and excess coverages so there should be some support there as well. So we'll see how it plays out.

Cullen Johnson: Okay. Great. Thanks. That's helpful. And then looking at the Surety segment, it was a strong quarter of underwriting. Could you talk about maybe just what drove loss expense or perhaps the lack thereof this quarter?

Todd Bryant:  Cullen, it's Todd. Really, if you look at -- and I talked a bit about it, and you'll see really from a prior year reserve perspective, there was some added benefit there. So I think we had three quarters this year where it was favorable. We had one that was unfavorable. But often, it's the more recent view the actuaries are taking a look at things. So I don't think there's really anything outside of that, that I would say is of note.

Operator: Our next question today comes from Meyer Shields of KBW.

Meyer Shields: My first question is actually also on Surety. I just want to make sure that there's no adjustments to prior quarters in the Surety loss ratio when we take out the reserve move.

Todd Bryant: It's really reserve release driven.

Meyer Shields: Okay. And that would be prior year, not prior quarter.

Todd Bryant: Prior year, correct.

Meyer Shields: Okay. Perfect. I was hoping to get a sense of what you're expecting for ceding commissions on the reinsurance you buy for Casualty.

Jen Klobnak: So our casualty reinsurance that we purchase is generally on an excess of loss basis. And so when you look at the rates that we're paying in 2022 relative to 2021, we have a few treaties in play that renewed on January 1, and I would say the rate change there was between 5% to 10%. Because they cover a lot of different products, the actual amount that we'll pay will vary depending on mix change. So depending on which products within Casualty grow or shrink, that cost is going to vary.

Meyer Shields: Okay. That's perfect. And if I can throw one more in. I just -- I'm curious about the accident years contributing to the Casualty reserve releases?

Todd Bryant: Meyer, it's Todd. It really was pretty widespread. I mean if I look at -- if we look at GL, it's really 17 to 20. You had a decent amount from EPG similar years -- So I mean it's pretty widespread, but I would say the more recent probably four years had the larger amount.

Operator: [Operator Instructions] Our next question today comes from Mark Dwelle of RBC Capital Markets.

Mark Dwelle: One of the questions we've been getting a lot from investors relates to inflation. Could you talk about which lines of business you're most exposed to inflationary pressures on?

Jen Klobnak: Sure, Mark. This is Jen. So looking in the Property segment, obviously, material costs have some inflation. That varies quite a bit. So depending on the individual material you're looking for at a construction project. Some have been up earlier in 2021 and come back down, others seem to be spiking more towards the end of the year so it's a varied impact depending on the actual project. But obviously, the cost of materials in Property is up a bit, and we see that both in the building valuation component that we're doing upfront underwriting as well as claim handling after the fact. I would say on the Casualty book, obviously, we constantly deal with medical inflation, but if you look at other types of inflation, the construction projects we work on, so the revenues that we're looking at to base our premium on are up, we've got labor issues, but payroll can be up too, which can be a basis for premium. As you're looking at auto, sometimes it takes longer to repair things than that so we have some business interruption both from a rental car standpoint or rental vehicle standpoint as well as business interruption back on the Property side as we're trying to replace the location that was impacted. So it's somewhat widespread, but it varies as to the impact in the different places, and it's definitely moving, so we're watching those trends. We don't necessarily see a numerical impact in our reserving data so it's a little bit more of a story at this point from the claims department, but it is something we're watching and we'll continue to monitor in 2022.

Mark Dwelle: Thank you. That's a good thorough answer. Same question I have -- it's a little bit of a numbers question. In the -- when I look at the other income line, the Maui Jim and Prime, when you look at the two individual pieces, the $3.1 million and $5.3 million. It doesn't -- it adds up to more than the $7.6 million of overall reported other income. What was the other piece?

Todd Bryant: Yes. There is a little bit on the tax credit side there, it's not a real large number, but it does have a little bit of an impact.

Mark Dwelle: Okay. All right. And then the last question I had was just in terms of exposure to cyber and cyber liability in general. Is that something you guys are specifically writing and can you talk about what you're seeing both from a loss standpoint as well as from a pricing standpoint?

Jen Klobnak: Sure, Mark. This is Jen. So we do write cyber. We had a portfolio that targeted large account cyber within our executive products group, our D&O portfolio. We wrote that business for a few years. And earlier this year, we decided to exit that line so we're actually in runoff at this point. And so you'll see a little bit of impact on the -- through 2022, it was not a large portfolio, but we are running on that part as a look. We also write for small professional, some cyber coverage. So it’s part of our package approach to architects and engineers, for example, and other miscellaneous professionals where we offer property liability, auto, et cetera, we do offer a small bit of cyber as well. These are targeting smaller insurers, smaller accounts, smaller limits, non-targets, hopefully, in the cyber space. And so we ask a fair amount of questions of those folks as to how they try to control that exposure, and we provide some services to them. And again, we're -- that's a fairly small piece of the overall portfolio, but that is an exposure that we do provide coverage for.

Mark Dwelle: What kind of limits are you normally writing, particularly on the large -- I imagine it's like $1 million limits on the small if even that much. On the larger account, the stuff that's in runoff, what were the limits on those just in general?

Jen Klobnak: So we did write towards the end of writing, $5 million limits, I mean we got up to $10 million before we started the segment, but now we were down to $5 million at the end. So -- we have a handful of policies that will run off over the next year.

Craig Kliethermes: This is Craig. As you recall, I think on previous calls, we talked about. We heavily reinsured that portfolio. I think we reinsured like 85% of that exposure and it is in runoff. So it's relatively small compared to the overall size of the portfolio.

Operator: [Operator Instructions] We have no questions in the queue at this time. So I'll hand back to Mr. Jonathan Michael for some closing remarks.

Jon Michael: Thank you, an excellent quarter and year, and thank you, Craig, for those kind comments. We've got a great team here at RLI. And it has great bench strength. I have every confidence in their ability to continue and to deliver even more positive results in the future. Thank you all for attending today's conference, and we'll talk to you next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (866) 813-9403 with an ID number of 859639. This concludes our conference for today. Thank you for participating, and have a nice day. All parties may now disconnect.

# # # # # # # # # #   E N D   # # # # # # # # # #